Exhibit 99.1

Atheros Announces First Quarter 2010 Results

Revenue Increased 16% Sequentially to $214.7 Million

SANTA CLARA, CA—(Marketwire - April 19, 2010) - Atheros Communications, Inc. (NASDAQ: ATHR), a global leader in innovative technologies for wireless and wired communications, today announced financial results for its first quarter ended March 31, 2010.

Revenue in the first quarter of 2010 was a record $214.7 million, up 16 percent compared to $185.7 million reported in the fourth quarter of 2009. First quarter 2010 revenue increased 144 percent compared to $87.9 million reported in the first quarter of 2009.

In accordance with U.S. generally accepted accounting principles (GAAP), the company recorded net income in the first quarter of 2010 of $19.7 million or $0.27 per diluted share. This compares with GAAP net income of $15.6 million or $0.24 per diluted share in the fourth quarter of 2009. Net loss in the first quarter of 2009 was $7.6 million or $0.12 per diluted share. Cash, cash equivalents and marketable securities were $443.6 million at March 31, 2010, up $41.4 million from the balance at December 31, 2009.

Atheros reports gross margins, operating expenses, operating income, net income (loss) and basic and diluted net income (loss) per share in accordance with GAAP and additionally on a non-GAAP basis. Non-GAAP net income excludes, where applicable, the effect of stock-based compensation, amortization of acquired intangible assets and acquisition-related charges, the realized gain on sale or the impairment of long-term investments and the tax impact of these excluded items. A reconciliation of preliminary GAAP net income (loss) to non-GAAP net income, as well as a description of items excluded in the calculation of non-GAAP net income, is presented in the financial statements portion of this release.

Non-GAAP gross margins in the first quarter of 2010 were 49.5 percent, compared to 50.2 percent reported in the fourth quarter of 2009 and 48.1 percent in the first quarter of 2009. Non-GAAP operating income in the first quarter of 2010 was 21.4 percent of revenue, compared to 23.4 percent in the fourth quarter of 2009 and 3.2 percent in the first quarter of 2009.

Non-GAAP net income in the first quarter of 2010 was $40.7 million or $0.57 per diluted share, compared to $41.2 million or $0.62 per diluted share in the fourth quarter of 2009 and $3.9 million or $0.06 per diluted share in the first quarter of 2009.

“We experienced broad-based strength across our PC OEM and Networking channels including strong momentum for our newly acquired PLC business. Our success in growing the top line, and more importantly, the design win momentum in each of our sales channels, further validate our hybrid networking strategy and demonstrate our diversification initiatives are paying dividends,” said Craig Barratt, president and chief executive officer of Atheros Communications.

Conference Call

Atheros will broadcast its first quarter financial results conference call today, Monday, April 19, 2010, at 2 p.m. Pacific time (5 p.m. Eastern time). To listen to the call from within the United States, please dial 877-835-9268 approximately 10 minutes prior to the start of the call. To listen to the call from outside the United States, please dial 706-634-9690 approximately 10 minutes prior to the start of the call. The pass code is Atheros.

Atheros’ financial results conference call will be available via a live webcast, which can be accessed from the Investors section of www.atheros.com. Access the web site 15 minutes prior to the start of the call to download and install any necessary audio software. The webcast will be recorded and also made available on the web site for 6 months.

About Atheros Communications, Inc.

Atheros Communications is a global leader in innovative technologies for wireless and wired communications. Atheros combines its wireless and networking systems expertise with high-performance radio frequency (RF), mixed signal and digital semiconductor design skills to provide highly integrated chipsets that are manufactured on low-cost, standard complementary metal-oxide semiconductor (CMOS) processes. Atheros technology is used by a broad base of leading customers, including personal computer, networking equipment and consumer device manufacturers. For more information, please visit www.atheros.com or send an email to info@atheros.com.

Atheros and the Atheros logo are trademarks of Atheros Communications, Inc.

NOTE ON FORWARD-LOOKING STATEMENTS

Except for the historical information contained herein, the matters set forth in this press release, including our statements regarding our design win momentum, the anticipated success of our hybrid networking and diversification strategies and the benefits of using non-GAAP financial measures are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, difficulties in the development of new and enhanced products, general economic conditions, the effects of competition and technological change and the risks detailed in Atheros’ Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission, and in other reports filed with the SEC by Atheros from time to time. These forward-looking statements speak only as of the date hereof. Atheros disclaims any obligation to update these forward-looking statements.

ATHEROS COMMUNICATIONS, INC.

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009
Net revenue	$214,705	$185,678	$87,925
Cost of goods sold	111,315	92,793	45,844

Gross profit	103,390	92,885	42,081
Operating expenses:
Research and development	42,970	38,448	29,045
Sales and marketing	20,653	16,722	13,416
General and administrative	9,508	8,434	5,930
Amortization of acquired intangible assets	9,115	3,220	2,885
Acquisition-related charges	466	9,557	—

Total operating expenses	82,712	76,381	51,276
Income (loss) from operations	20,678	16,504	(9,195)
Interest income, net	1,145	1,419	1,671
Realized gain (impairment) of long-term investments, net	196	(7)	(1,107)
Income tax (provision) benefit	(2,280)	(2,283)	1,079

Net income (loss)	$19,739	$15,633	$(7,552)

Basic earnings (loss) per share	$0.29	$0.25	$(0.12)

Diluted earnings (loss) per share	$0.27	$0.24	$(0.12)

Shares used in computing basic earnings (loss) per share	68,791	63,705	60,918

Shares used in computing diluted earnings (loss) per share	71,813	66,245	60,918

ATHEROS COMMUNICATIONS, INC.

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	March 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$443,611	$402,235
Accounts receivable, net	69,818	58,012
Inventory	80,385	70,396
Deferred income taxes and other current assets	27,190	26,985

Total current assets	621,004	557,628
Property and equipment, net	14,482	14,955
Long-term investments	12,899	15,523
Goodwill and net acquired intangible assets	315,114	324,229
Deferred income taxes and other assets	4,062	3,014

	$967,561	$915,349

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$139,203	$141,068
Deferred income taxes and other long-term liabilities	41,697	42,421
Stockholders’ equity	786,661	731,860

	$967,561	$915,349

ATHEROS COMMUNICATIONS, INC.

RECONCILIATION OF PRELIMINARY NON-GAAP ADJUSTMENTS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009
GAAP net income (loss)	$19,739	$15,633	$(7,552)
Stock-based compensation:
Cost of goods sold	216	254	173
Research and development	6,599	7,033	4,616
Sales and marketing	4,067	3,962	2,842
General and administrative	2,148	2,838	1,522
Acquisition-related charges	—	4,427	—

Total stock-based compensation	13,030	18,514	9,153
Acquisition-related charges:
Amortization of acquired intangible assets	9,115	3,220	2,885
Other acquisition-related charges	466	5,130	—
Amortization of acquisition-related step-up value of inventory	2,634	—	—
Realized gain (impairment) of long-term investments, net	(196)	7	1,107
Net tax effect of non-GAAP adjustments	(4,067)	(1,330)	(1,709)

Non-GAAP net income	$40,721	$41,174	$3,884

Shares used in computing non-GAAP basic earnings per share	68,791	63,705	60,918

Shares used in computing non-GAAP diluted earnings per share	71,813	66,245	62,252

Non-GAAP basic earnings per share	$0.59	$0.65	$0.06

Non-GAAP diluted earnings per share	$0.57	$0.62	$0.06

ATHEROS COMMUNICATIONS, INC.

RECONCILIATION OF PRELIMINARY GAAP TO NON-GAAP FINANCIAL MEASURES

To supplement our unaudited selected financial data presented on a basis consistent with Generally Accepted Accounting Principles, or GAAP, we disclose certain non-GAAP financial measures, including non-GAAP gross profit, operating expenses, operating income, net income and earnings per share. These supplemental measures exclude stock-based compensation, acquisition-related charges, realized gain on sale or other-than-temporary impairments of long-term investments and any tax detriment or benefit between the income tax expense with and without the non-GAAP measures. These non-GAAP measures are not in accordance with, nor serve as an alternative for GAAP. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our GAAP results of operations. These non-GAAP measures should only be viewed in conjunction with corresponding GAAP measures. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of our performance.

In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of our core operating performance on a period-to-period basis. The excluded items represent stock-based compensation and charges and gains that are primarily driven by discrete events that we do not consider to be directly related to core operating performance. We use non-GAAP measures to evaluate the core operating performance of our business, for comparison with forecasts and strategic plans, for calculating return on investment and for benchmarking performance externally against competitors. In addition, management’s incentive compensation is determined using these non-GAAP measures. Also, when evaluating potential acquisitions, we primarily consider the impact of the target’s performance and valuation on our non-GAAP measures. Since we find these measures to be useful, we believe that investors benefit from seeing results reviewed by management in addition to seeing GAAP results. We believe that these non-GAAP measures, when read in conjunction with our GAAP financials, provide useful information to investors by offering:

•	more meaningful comparability of our on-going operating results;

•	the ability to better identify trends in our underlying business; and

•	a way to compare our operating results against analyst financial models and operating results of competitors that supplement their GAAP results with non-GAAP financial measures.

The following are explanations of each type of adjustment that we incorporate into non-GAAP financial measures:

Stock-based compensation expense relates to equity awards granted to our workforce. Our stock incentive plans are important components of our employee incentive compensation arrangements and are reflected as expenses in our GAAP results. While we include the dilutive impact of such equity awards in weighted average shares outstanding, the expense associated with stock-based awards is excluded from non-GAAP net income. These non-cash charges are not factored into our internal evaluation of net income as we believe their inclusion would hinder our ability to assess core operational performance.

Acquisition-related charges include the amortization of acquired intangible assets primarily consisting of acquired technology, customer relationships, covenants not to compete, step-up of inventory to its estimated fair value, backlog and transaction costs related to our acquisitions, including the recent acquisition of Intellon Corporation in December 2009. These charges are not factored into our evaluation of potential acquisitions, or of our performance after completion of acquisitions, because they are generally non-cash and are not related to our core operating performance, and the frequency and amount of such charges vary significantly based on the timing and magnitude of our acquisition transactions, the then fair market value of our common stock and the maturities of the businesses being acquired.

Realized gain (impairment) of long-term investments, net relates primarily to the other-than-temporary, non-operating write down of our investments in auction rate securities rated AA and AAA at the date of purchase, net of gains realized resulting from the sale of these securities. The liquidity and fair value of these securities has been impacted by the failure of these markets and the exposure of these securities to the financial condition of bond insurance companies. We have determined that certain of these assets have been other-than-temporarily impaired and therefore they were written down to their estimated fair value. These charges or subsequent realized gain from sale are not factored into our internal evaluation of net income as we believe they are non-operating charges that do not impact our core operating performance.

Adjustment for taxes relates to the tax effect of various adjustments that we incorporate into non-GAAP measures in order to provide a more meaningful measure of non-GAAP net income. We believe that these adjustments provide us with the ability to more clearly view trends in our core operating performance.

Reconciliations of non-GAAP measures disclosed in this press release are set forth below (in thousands, except percentages):

	Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009
GAAP gross profit	$103,390	$92,885	$42,081
Amortization of acquisition-related step-up value of inventory	2,634	—	—
Stock-based compensation	216	254	173

Non-GAAP gross profit	$106,240	$93,139	$42,254

GAAP gross profit as a % of revenue	48.2%	50.0%	47.9%
Amortization of acquisition-related step-up value of inventory	1.2%	—%	—%
Stock-based compensation	0.1%	0.2%	0.2%

Non-GAAP gross profit as a % of revenue	49.5%	50.2%	48.1%

GAAP operating expenses	$82,712	$76,381	$51,276
Stock-based compensation	(12,814)	(18,260)	(8,980)
Amortization of acquired intangible assets	(9,115)	(3,220)	(2,885)
Acquisition-related charges	(466)	(5,130)	—

Non-GAAP operating expenses	$60,317	$49,771	$39,411

GAAP income (loss) from operations	$20,678	$16,504	$(9,195)
Stock-based compensation	13,030	18,514	9,153
Amortization of acquired intangible assets	9,115	3,220	2,885
Acquisition-related charges	466	5,130	—
Amortization of acquisition-related step-up value of inventory	2,634	—	—

Non-GAAP income from operations	$45,923	$43,368	$2,843

GAAP income (loss) from operations as a % of revenue	9.6%	8.9%	(10.5)%
Stock-based compensation	6.1%	10.0%	10.4%
Amortization of acquired intangible assets	4.3%	1.7%	3.3%
Acquisition-related charges	0.2%	2.8%	—%
Amortization of acquisition-related step-up value of inventory	1.2%	—%	—%

Non-GAAP income from operations as a % of revenue	21.4%	23.4%	3.2%

Editorial Contacts:

Molly Mulloy

Atheros Communications

408-830-5850

molly.mulloy@atheros.com

Greg Wood

A&R Edelman for Atheros

650-762-2838

gwood@ar-edelman.com

Investor Contact:

David H. Allen

Atheros Communications

408-830-5762

david.allen@atheros.com